Exhibit 99.1

GrafTech Completes Share Repurchase Program;
Announces New Ten Million Share Repurchase Program

PARMA, Ohio--(BUSINESS WIRE)--December 19, 2011--GrafTech International Ltd. (NYSE:GTI) today announced that it has completed the repurchase of approximately two million shares of its common stock since September 30, 2011. This concludes the previously announced program to repurchase up to three million shares. Subsequently, the Board of Directors approved a new share repurchase program for up to ten million shares of its common stock.

“The new share repurchase program underscores our confidence in the long-term value of our business model and provides us with additional flexibility to enhance shareholder value,” said GrafTech Chief Executive Officer, Craig Shular.

Under the approved share repurchase program, GrafTech may purchase shares from time to time in the open market or through private transactions as market conditions warrant. GrafTech has no obligation to repurchase any amount of its common stock under the program.

GrafTech International Ltd. is one of the world's largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in over 65 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel and needle coke, the raw material essential to the production of graphite electrodes. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 19 principal manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements about our share repurchase program, ability to generate cash flow, operating results, and shareholder value within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: unforeseen delays, costs or liabilities associated with our growth, integration and expansion plans, changes in market prices of our securities, changes in business and economic conditions and growth trends in the industry, changes in customer markets and various geographic regions, uncertainties in the geopolitical environment, and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise. This news release does not constitute an offer or solicitation as to any securities.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Taylor, Director, Investor Relations
Anita Fontana, Manager, Investor Relations
216-676-2000